Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp Clinical Trials Announces Strategic Alliance with David H. Murdock Research Institute to offer Specialized Biomarker and Assay Development Services

BURLINGTON, NC,  August 10, 2011 – Esoterix Clinical Trials Services, a division of Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), today announced a strategic alliance with the David H. Murdock Research Institute (DHMRI) to provide its clients with access to enhanced assay development services.  Assays developed at DHMRI for contracted research will be transferred to LabCorp Clinical Trials laboratories worldwide to support global clinical studies.  The agreement also provides a mechanism for downstream commercialization of companion diagnostics and other biomarker assays once clinical validation has been established.

“With the addition of DHMRI’s discovery capabilities, LabCorp offers its clinical trials clients the most complete suite of biomarker development tools in the industry,” said Dr. David Johnston, Senior Vice President and Global Head of Clinical Trials at LabCorp.  “Our collaboration with DHMRI exemplifies our strong commitment to providing cutting-edge services to our clients,” said Dr. Johnston.

The services available to clients through DHMRI include broad biomarker discovery and proof of concept assay development to support early and late stage drug discovery and development.  DHMRI uses trans-disciplinary approaches to provide solutions for customers.  DHMRI has capabilities and expertise ranging from profiling at the genetic, biochemical, cellular and in vivo levels to clinical immune system monitoring using multiparameter flow cytometry and multiplexed protein analysis and quantitative gene expression.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the

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marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.

About the DHMRI

Established as a nonprofit organization through a private grant by David H. Murdock, the Institute is a catalyst in the development of the North Carolina Research Campus (NCRC) as a world class research facility. Research is performed with nationally-renowned academic and industry partners to understand the mechanistic basis of diseases, to support the development of medicinal or nutritional intervention therapies and to identify potential biomarkers to accelerate the progression of those discoveries into bio-medical practice. The DHMRI’s state-of-the-art technologies include diverse, complementary and integrated platforms in one building to provide unprecedented bioanalytical capabilities including next-generation genetics and genomics advanced characterization of proteins & metabolites using diverse mass spectrometry and immune-approaches as well as having the world’s first actively shielded 950 MHz NMR.  In addition, these approaches are complimented by interventional studies in various cellular and in vivo settings. With the acquisition of the Immune Tolerance Institute, the Institute is now supporting numerous clinical trials of immunomodulatory approaches with advanced flow cytometry, immunoassay and gene expression methods across a range of immune related diseases. The broad spectrum of capabilities and expertise resident at the DHMRI and the wider NCRC facilitates an unprecedented level of scientific collaboration and public-private partnership for research at the intersection of human health, nutrition, and agriculture.  (www.dhmri.org)

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